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              CENDANT DISMISSES ERNST & YOUNG LLP AS INDEPENDENT
            ACCOUNTANTS OF THE COMPANY'S FORMER CUC BUSINESS UNITS

 Deloitte & Touche to Continue as Cendant's Principal Independent Accountants
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   Stamford, CT and Parsippany, NJ, May 18, 1998 -- Cendant Corporation (NYSE:
CD) today announced that it has dismissed Ernst & Young LLP (E&Y) which served as the independent accountants for the Company's CUC business units for the year ended December 31, 1997. The Company also announced that Deloitte & Touche LLP will continue to serve as Cendant's principal independent accountants, and will assume all auditing functions previously provided by E&Y for the former CUC businesses. Deloitte & Touche will also assume all auditing functions which had been conducted by E&Y in connection with the previously announced restatement of the Company's financial results. The Audit Committee of the Company's Board of Directors participated in and approved the decision to dismiss E&Y. As announced, the Company expects to issue audited financial statements in the summer of 1998, and does not anticipate any delay in this schedule due to this change.

   Cendant (NYSE: CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. In Alliance Marketing, Cendant provides access to travel, shopping, auto, dining, and other services worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services, a leading fleet management company through PHH, and the U.K.'s largest private car park operator through NPC. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has nearly 40,000 employees, operates in over 100 countries and makes more than 100 million customer contacts annually.

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Investor Contact:             Media Contact:
Laura P. Hamilton             Elliot Bloom
Senior Vice President         Vice President
Corporate Communications      Public Relations
and Investor Relations        (973) 496-8414
(203) 965-5114
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